Exhibit (n)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Trustees of
USQ Core Real Estate Fund

We have audited the accompanying statement of assets and liabilities of USQ Core Real Estate Fund (the "Fund") as of September 18, 2017. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures included confirmation of cash as of September 18, 2017, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of USQ Core Real Estate Fund as of September 18, 2017, in conformity with accounting principles generally accepted in the United States of America.

COHEN & COMPANY, LTD.
Cleveland, Ohio
September 19, 2017